CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of Rochdale Structured Claims Fixed Income Fund, LLC and to the use of our report dated February 24, 2010 on the November 20, 2009 financial statements included in such Registration Statement.

TAIT, WELLER & BAKER LLP

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 24, 2010